PURCHASE AGREEMENT

This Agreement made as of the 21st day of April, 2003 and is based upon the mutual intent of all parties as set forth in the Appendum hereto.

BETWEEN:

THE SHAREHOLDERS LISTED IN SCHEDULE A ATTACHED
(hereinafter referred to as the "Vendors")

OF THE FIRST PART;

- and -

MAVERICK MINERALS CORPORATION
(hereinafter referred to as the "Purchaser")

OF THE SECOND PART;

- and -

UCO ENERGY CORPORATION, A NEVADA CORPORATION
(hereinafter referred to as the "Corporation")

OF THE THIRD PART;

THIS AGREEMENT WITNESSETH that for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration now paid by each of the parties to the other (the receipt and sufficiency of which is hereby acknowledged) and of the mutual covenants and agreements herein contained, the parties hereto covenant and agree with one another as follows:

A.     PURCHASE

1.1   Purchase - The Purchaser hereby agrees to purchase from the Vendors, and the Vendors hereby agree to sell to the Purchaser, on the terms and conditions herein contained, all of the issued and outstanding shares in the capital of the Corporation (the "Purchased Shares").

1.2   Purchase Price - The Purchase Price for the Purchased Shares shall be Seven Hundred and Fifty-One Thousand Six Hundred and Eight. U.S. Dollars ($751,608.00 U.S.).

1.3   Payment of Purchase Price

The Purchase Price shall be satisfied by the Purchaser delivering to the Vendors Thirty Seven Million Five Hundred and Eighty Thousand Four Hundred (37,580,400) Common Shares issued from the treasury of the Purchaser (the "Maverick Shares") at a deemed price per Maverick Share of $0.02 USD and which Maverick Shares following issue will represent 90% of the total number of issued and outstanding common shares of the Purchaser at Closing.

B.     DEFINITIONS

2.1   Definitions - In this agreement, those terms defined above have the meanings set out above and, unless there is something in the subject matter or context inconsistent therewith:

(a)   "Agreement" means this agreement and all schedules and instruments supplementary or ancillary hereto; and the expression "Section" or "Schedule" followed by a number or letter, respectively, means and refers to the specified Section or Schedule of this agreement;

(b)   "Assets" means the undertaking, property, leasehold interests and assets of the Corporation as a going concern of every kind and description and wheresoever situated, including, without limitation, the Lease; the SIPC Contract and the equipment and assets necessary to carryout the refining, sale and delivery of the GOB and fines at and from the Leased property;

(c)   "Business Day" means any day, other than a Saturday, Sunday or any other day being a statutory or banking holiday;

(d)   "Closing Date" means May 7, 2003 or such other date as shall be mutually acceptable to the parties;

(e)   "Financial Statements" means an opening balance sheet for the Corporation as at the Closing Date setting out all assets and liabilities of the Corporation;

(f)   "Interim Period" means the period between the date hereof and July 5, 2003 or the date of the last advance of the Loan defined in 4.2(f) hereof;

(g)   "Lease" means a lease of the lands and mining rights for the Old Ben Mine known as "Mine 21" outside of Ziegler Illinois known as the "Coal Recovery and Reclamation Agreement" together with the rights to process, refine, distribute and sell the Gob and Fines located there assigned to the Corporation with the approval of the parties to the original lease;

(h)   "SIPC Contract" means a contract with Southern Illinois Power Corporation for the delivery of 240,000 tons per annum for a period of 10 years from Mine 21;

(i)   "To the best of the knowledge" when used in reference to the Vendor or Purchaser means the knowledge of the senior officers, its directors, employees and shareholders after due inquiry.

2.2   Extended Meanings - Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

2.3   Headings - The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.4   Applicable Law - This Agreement shall be interpreted in accordance with the laws of the United States of America.

2.5   Entire Agreement - This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations, undertakings and agreements of the respective parties. There are no verbal representations, undertakings or agreements of any kind between the parties except those contained herein and this Agreement supersedes all prior negotiations between the parties.

2.6   Currency - Unless otherwise expressly stated herein, all references to currency shall be to American currency.

C.     COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1   Covenants, Representations and Warranties of the Vendors

The Vendors, jointly and severally, covenant, represent, and warrant to the Purchaser, and acknowledges that the Purchaser is relying on these representations and warranties, that, on or before and as of the Closing Date (unless this Agreement is earlier terminated):

(a)   the Corporation is a corporation duly incorporated and existing in good standing under the laws of Nevada and is duly authorized and licensed to own its properties and business, as presently owned and carried on by it; and those of the Vendors being corporations are duly incorporated and existing in good standing under the laws of Nevada;

(b)   no bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Vendors or the Corporation;

(c)   the authorized capital of the Corporation consists of Common Shares and the Vendors listed in Schedule A are the only holders of issued and outstanding shares of the Corporation;

(d)   all of the Purchased Shares, which Shares constitute all of the issued and outstanding capital of the Corporation are owned by the Vendors as the beneficial owners of record with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever;

(e)   the Corporation has no subsidiaries or agreements of any nature to acquire any subsidiaries or to acquire or lease any other business operations and will not prior to the Closing acquire, or agree to acquire, any subsidiary or business without the prior written consent of the Purchaser;

(f)   neither the execution of this Agreement nor its performance by the Vendors will result in a breach of any term or provision or constitute a default under any indenture, mortgage, deed of trust or any other agreement to which the Vendors or the Corporation is a party or by which it is bound and this Agreement has been duly authorized, executed and delivered by the Vendors and the Corporation and is a valid and binding obligation of the Vendors and the Corporation;

(g)   there are no actions, suits or proceedings pending or, to the best of the knowledge of the Vendors and the Corporation, threatened against or affecting the Vendors or the Corporation in law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency; and the Vendors are not now aware of any existing ground on which any such action, suit or proceeding might be commenced;

(h)   except as disclosed in the Financial Statements, the Corporation will on the Closing Date have good and marketable title to its Assets free and clear of all liens, charges, restrictions, encumbrances, easements and interests whatsoever;

(i)   the books and records of the Corporation fairly and correctly set out and disclose in all material respects the transactions of the Corporation and all material financial transactions of the Corporation relating to the Assets have been accurately recorded in such books and records;

(j)   the Corporation is not in arrears or in default in respect of the filing of any required federal, state, municipal tax or other returns; and all taxes, filing fees and assessments due and payable or collectible from the Corporation to the Closing Date shall have been paid or collected; no claim for additional taxes, filing fees or other amounts and assessments have been made which have not been paid, and to the best of the Vendors' knowledge no such return shall have contained any misstatement or concealed any statement that should have been included therein. The Corporation has withheld up to the Closing Date from each payment made to any employee the amount of all taxes (including but not limited to income tax) and other deductions required to be withheld therefrom and have paid or will pay such amounts to the proper tax or other receiving authority; the Vendors shall attend to filing and payment of all returns and taxes of the Corporation for the fiscal period ended the Closing Date;

(k)   the Corporation is not in default or breach of the provisions of any lease or of any of the provisions of any contract to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach;

(l)   the Corporation possesses all licences, permits and other governmental approvals and authorizations (the "Permits") required for the conduct of its Business including operating permit for Mine 21 leased to the corporation. All such Permits are in full force and effect unamended, have been complied with in all material respects and there are no proceedings in progress, pending or threatened which may result in the cancellation, revocation, suspension, or modification of any Permit;

(m)   the corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of the Directors and Shareholders of the Corporation held since the incorporation of the Corporation, all such meetings were duly called and held and the Share Certificate Books, Register of Shareholders, Register of Transfers, and Register of Directors of the Corporation are complete and accurate.

3.2   Covenants, Representations, Warranties Undertakings and Conditions of the Purchaser - The Purchaser hereby covenants, represents and warrants to the Vendors that, as of the Closing Date (unless this Agreement is earlier terminated):

(a)   the Purchaser is a corporation duly incorporated and existing under the laws of Nevada and shall have the power, authority and capacity to enter into the Agreement and to carry out the transactions contemplated hereby, all of which will by the Closing Date have been duly and validly authorized by all requisite corporate proceedings;

(b)   no bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Purchaser;

(c)   the shares of the Purchaser are trading on the NASDAQ : OTCBB and shall be validly issued as fully paid and non-assessable;

(d)   neither the execution of this Agreement nor its performance by the Purchaser will result in a breach of any term or provision or constitute a default under any indenture, mortgage, deed of trust or any other agreement to which the Purchaser is a party or by which it is bound and this Agreement shall have been duly authorized, executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser;

(e)   there are no actions, suits or proceedings pending or, to the best of the knowledge of the Purchaser, threatened against or affecting the Purchaser in law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau or agency; and the Purchaser is not now aware of any existing ground on which any such action, suit or proceeding might be commenced save and except the existing litigation in the Yukon Territory the disclosure of which the Vendors acknowledge (the "Litigation").

(f)   Attached as schedule 3.2(f) is the Purchaser's audited financial statements from January 1, 2002 to December 31, 2002. The Purchaser's internally prepared Balance Sheet as of March 31, 2003 and the Purchaser's Statements of Revenue and Expenses from January 1, 2003 to March 31, 2003 (collectively, th e"Purchaser's Financial Statements") will be provided to the vendor before May 7th, 2003. The Purchaser's Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in the ordinary course of business in accordance with generally accepted accounting principals on a Consistent cash basis from the books and records of the Purchaser, and (iii) present fairly, in all material respects, the financial position of Purchaser as of the dates indicated. Except as (i) disclosed on Schedule 3.2 or the Purchaser's Financial Statements, or (ii) incurred in the ordinary course of operating Purchaser since the last date of the Purchaser's Financial Statements, there has not been any material adverse change in the business, condition (financial or otherwise), the assets and liabilities, properties or operation of the Purchase or the business of the Purchaser, and there are no liabilities of Purchaser, whether absolute, accrued, contingent or otherwise, arising through the ownership of Purchaser or operation of its business, and there is no basis for the assertion again the Corporation or the Vendors of any such liability.

(g)   To the best of Purchaser's knowledge, Purchaser has disclosed to Vendors and Corporation all facts material to the transactions contemplated hereby. None of the information, documents, certificates or instruments furnished to Vendors or Corporation, by Purchaser or its shareholders, officers or directors, or any of them, in connection with this Agreement or otherwise in connection with the transactions contemplated hereby is false or misleading in any material respect or contains any material misstatement of fact or omits to state any material facts required to make the statements therein not misleading.

(h)   Set forth on Schedule 3.2(g) is a description of (i) the authorized equity securities of Purchase, (ii) the number and class or kind of security which are issued and outstanding and (iii) a complete list of the officers and directors of Purchaser. The Vendors are and will be on the closing date the records and beneficial owner of the Maverick Shares, free and clear of all liens or encumbrances. All of the Maverick Shares have been or will be as of the closing date duly authorized and validly issued and are fully paid and non-assessable. There are no agreements, contracts, obligations, promises or undertakings that relate to the issuance, sale or transfer of any equity securities or other securities of Purchaser. None of the Maverick Shares were issued in violation of the Securities Act of 1933 or any applicable state securities laws. The Purchaser does not own, and has no contracts, agreements, or other arrangements to acquire any equity or ownership interest in any other business.

(i)   All returns, reports and other forms relating to taxes required to be filed before the closing date, or the Purchaser's listing on the NASDAQ, have been or will be filed on or before the closing date, which returns, reports and statements are true and correct and complete in all material respects, and all taxes, fees, and other governmental charges of any nature that were required to be paid prior to the closing date, have been paid, and to the knowledge of Purchaser, no penalties or other charges are due or will become due for late filing any such return or report. All taxes shown on such returns and reports have been paid and all other taxes otherwise accruing and payable prior to the closing date will have been paid and provided for.

3.3   Survival of Warranties - The covenants, representations and warranties contained in Sections 3.1 and 3.2 shall survive the Closing Date and shall continue in full force and effect for the benefit of the parties after the Closing Date with respect to the accuracy as of the Closing Date.

D.     CONDITIONS

4.1   Conditions of the Vendors - The Vendor's obligation to carry out the transactions contemplated herein is subject to fulfilment of each of the following conditions on or by the date specified therefor (which shall be the Closing Date unless otherwise specified), unless waived by the Vendors:

(a)   all documents or copies of documents required to be executed and delivered to the Vendor hereunder shall have been so executed and delivered;

(b)   all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser on or prior to the Closing Date shall have been complied with or performed;

(c)   the covenants, representations, warranties, undertakings and conditions set forth in this Agreement on the part of the Purchaser shall be true and accurate with the same effect as if made on and as of the Closing Date;

(d)   the Purchaser shall have delivered a share certificate(s) representing the Maverick Shares to the Escrow Agent as referred to in section 5.3 hereof, together with a certificate of the Purchaser's transfer agent, Computer Share Trust Company Inc, of Colorado, setting out the number of outstanding shares of the Purchaser which shall be consistent with the Shareholdings as established in Schedule B hereto or as the Vendors may direct;

(e)   the Purchaser shall have entered into a management contract with Robert Kinloch substantially in the form attached as Schedule C hereto;

(f)   the Purchaser shall have divested itself of its shares in Gretna Capital Corporation and as at Closing the Purchaser shall have no subsidiaries or agreements of any nature to acquire any subsidiaries;

(g)   the Purchaser shall have entered into an Escrow Agreement on terms and conditions satisfactory to the Vendors on Closing as contemplated in section 5.3 hereof;

(h)   the Purchaser shall have completed a consolidation of its stock on the basis of one Common Share for each five (5) issued and outstanding Common Shares as contemplated in Schedule B hereto.

4.2   Conditions of the Purchaser - The Purchaser's obligation to carry out the transactions contemplated herein is subject to fulfilment of each of the following conditions on or by the date specified therefor (which shall be the Closing Date unless otherwise specified), unless waived by the Purchaser:

(a)   the Corporation shall provide to Moen and Company, Chartered Accountants the Financial Statement being an opening balance sheet of Uco Energy, a Nevada Corporation. setting out all assets and liabilities at inception as well as the incorporation documents relating to the corporation and the Purchaser finding the same to be satisfactory to the Purchaser in its sole discretion.

(b)   the covenants, representations, warranties, undertakings and conditions on the part of the Vendors set forth in this Agreement shall be true and accurate with the same effect as if made on and as of the Closing Date;

(c)   all documents or copies of documents required to be executed and delivered to the Purchaser hereunder shall have been so executed and delivered;

(d)   all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors and at or prior to the Closing Date shall have been complied with or performed;

(e)   Robert Kinloch shall have entered into a management contract with the Purchaser substantially on the terms and conditions contained in Schedule C hereto;

(f)   Pride of Aspen Associates LLC shall have entered into an agreement to lend to the Purchaser the sum of Three Hundred Thousand U.S. Dollars (the "Loan") on terms and conditions satisfactory to the Purchaser which shall be advanced on the following schedule:

On execution of this Agreement	$25,000.00
April 23rd, 2003	$50,000.00
May 7th, 2003	$50,000.00
On or before July 5, 2003	$175,000.00

The Loan advance payable on the execution of this Agreement shall be wire transferred to the Purchaser's bank account in Spokane, Wa. All future Loan advances shall be wire transferred to O'Flynn Weese Tausendfreund, the Purchaser's solicitors in Ontario, Canada. All advances shall be utilized as determined by Rob Kinloch in his sole discretion for payment of the Purchaser's obligations. Loan advances may be made earlier as the lender may determine.

In addition to the first Loan advance, Pride of Aspen Associates LLC shall wire transfer to the Purchaser's bank account in Spokane, Wa. $7,500.00 USD for the Purchaser's expenses in undertaking this transaction.

(g)   The Vendors and the Purchaser shall have entered into the Escrow Agreement referred to in section 5.3 hereof;

(h)   the Purchaser shall have assigned to Gretna Corporate Management all right title and interest to any claim against United Keno, AMT Canada and all parties to the Litigation including any award, proceedings, distributions or claims with respect thereto and Gretna shall indemnify and save harmless the Purchaser from any claim, cost, liability, damage or expense arising out of or with respect to the Litigation;

(i)   the Vendor shall have provided to the Purchaser a list of all equipment and Assets transferred to the Corporation by UCO Energy Inc. prior to Closing and the Purchaser being satisfied with such list;

(j)   the Purchaser satisfying itself that all assets, approvals, the Lease and the SIPC Contract are owned by the Corporation free and clear of any liens, charges, encumbrances and security interests and that the Corporation has all authorizations, assets, approvals and capacity to carryon the processing business to be owned by it and to meet the obligations contained in the SIPC Contract, to be determined in the Purchaser's sole discretion.

(k)   the Purchaser receiving copies of the Lease, the SIPC Contract and any management, operating and partnership agreements relating to the operation of the Corporation's Assets and finding the terms to be satisfactory to the Purchaser in its sole discretion.

4.3   Satisfaction of Conditions - Each party hereto agrees to proceed in good faith and with promptness and diligence to attempt to satisfy those conditions which are within its reasonable control.

4.4   Waiver - If a condition set out in Section 4.1 and 4.2 has not been satisfied, the party for whose benefit the condition has been included may terminate this Agreement by notice in writing to the other party, in which event neither party shall be under any further obligation to the other provided however, that the party entitled to terminate shall be entitled to waive compliance with any condition in whole or in part, if it sees fit to do so, without prejudice to any of its rights of termination in the event of non-performance of any other condition in whole or in part.

E.     INTERIM PERIOD AND OTHER COVENANTS

5.1   Conduct of Business

During the Interim Period:

(a)   the Corporation shall have delivered to the Purchaser prior to closing a list of all of its shareholders and the number and class of shares held by each;

(b)   the Vendors shall have delivered to the Purchaser prior to closing, a list of the names of the individuals being their nominees for the board of directors of the Purchaser together with a biography of each individual for NASD purposes and a consent of each nominee to act as a director of the Purchaser;

(c)   the Corporation, the Purchaser and their respective Businesses shall be carried on in the normal course. Robert Kinloch shall remain the sole director of Maverick until such time as the Loan is fully advanced. At the Closing Date, Robert Kinloch shall provide a stand-still agreement during the period he remains a director in a form provided by the Vendors provided that he retains full control of the Loan advances;

(d)   during the Interim Period, the transfer agent for the Purchaser shall not be changed and the current names on the vip list at the transfer agent shall not be amended;

(e)   no further issue of shares or the granting of any options, warrants or other rights to acquire shares in the capital of the Purchaser shall be undertaken without unanimous approval of the board of directors of the Purchaser.

5.2   Investigation

(a)   Moen and Company shall have full and complete access to the premises, books, leases, and other records of the Corporation and its business for the purpose of investigating its affairs and completing the Audit. Such inspection shall be at such reasonable times as to be least disruptive to the business. The Vendor and Corporation shall provide his written consent required by any government officer with respect to the release of information and inspections. The Corporation authorizes such Audit and reports to be released to the Purchaser.

During the Interim Period the minute book of the Corporation shall be made available to Moen and Company for review of same.

(b)   Unless and until the transactions has hereby been completed, the Purchaser shall hold in strict confidence all information so obtained; and if it shall not complete the purchase of the Shares on the Closing Date, it shall forthwith return to the Vendors all written information and documents obtained hereunder in its possession. The Vendors acknowledge that on signing this Agreement, the Purchaser is obligated under SEC rules and regulations to issue a press release confirming the entering into of the Agreement and the key terms of the Agreement.

5.3   Escrow Agreement

At Closing the parties shall execute an escrow agreement which shall contain the following provisions and agreements:

  The Purchased Shares and the Maverick Shares shall be delivered in escrow to O'Flynn Weese Tausendfreund, in trust: Attention Bill King to be held by them in escrow for the benefit of the parties;
  The shares shall be held in escrow until the Loan is fully advanced;
  In the event that the Loan is not fully advanced on the dates set out herein (or earlier) then the Purchased Shares shall be returned to the Vendors and the Maverick Shares shall be returned to the Purchaser and this Agreement shall be null and void (save and except for paragraph 4. below) together with all the documents delivered pursuant hereto;
  In the event the Loan is not fully advanced on the dates set out herein (or earlier) then the amounts that are advanced shall be converted to Maverick Shares at the rate of $0.20 per share; The purchaser will provide Pride of Aspen with a share purchase agreement to execute and to be used in the event of a default that is not cured within 30 days.
  Upon confirmation that the Loan is fully advanced to the satisfaction of Maverick on or before the dates set out herein, the Purchased Shares shall be released from Escrow to Maverick and the Maverick Shares shall be released to the Vendors and the Escrow Agreement shall so provide.

F.     CLOSING ARRANGEMENTS

7.1   Closing Arrangements - The closing of the purchase and sale of the Purchased Business will be completed at 2:00 p.m. (local time) on the Closing Date. Closing will take place in the offices of Lawson & Laski, or at such other place as the parties may mutually agree.

7.2   Documents of the Vendor - On the Closing Date, the Vendor shall deliver to the Purchaser the following:

(a)   the certificates representing the Purchased Shares in fully transferable form, accompanied by copies of all corporate resolutions necessary to authorize the transfer thereof to the Escrow Agent;

(b)   all other transfers, assignments and other documents as may reasonably be required by the Purchaser and its solicitors to transfer to the Purchaser title to the Purchased Shares free and clear of all liens, charges, encumbrances, restrictions and interests whatsoever except as otherwise provided herein subject to the Escrow;

(c)   certificate of incumbency of the Corporation showing directors, officers and shareholders as of the Closing Date;

(d)   such further documentation and approvals relative to the completion of this transaction as may be required hereunder, as the Purchaser may reasonably require or as may be required by law.

7.3   Documents of the Purchaser - On the Closing Date, the Purchaser shall deliver to the Vendor the following:

(a)   certified copy of a resolution of the directors of the Purchaser approving this Agreement and the transactions contemplated under this Agreement;

(b)   certificate of incumbency of Purchaser showing directors, officers and shareholders as of the date of this Agreement;

(c)   Maverick Shares and evidence of any approvals for issuance together with certificate of transfer agent as provided herein to be delivered to the Escrow Agent;

(d)   the Management Contract;

(e)   such further documentation relative to the completion of this transaction as this Agreement otherwise requires or as the Vendor may reasonably require or as may be required by law.

H.     MISCELLANEOUS

8.1   Time - Time shall be of the essence of this Agreement and the transactions contemplated herein.

8.2 Notice - Any notice required or permitted to be givenhereunder shall be sufficiently given if delivered or sent by courier or by fax and in the case of the Vendor and addressed to it at:

UCO Energy Corporation, A Nevada Corporation
37673 New Castle Road,
Murrieta, California
92563

and in the case of the Purchaser addressed to it at:

Maverick Minerals Corporation
2501 Lansdowne Avenue
Saskatoon, Saskatchewan
S7J 1H3

Attention:   Robert Kinloch

provided that any party shall be entitled to designate another address by giving notice thereof to the other party. Any notice so sent by courier, or fax shall be deemed to have been received on the day following the date of sending.

8.3   Further Assurances - Each of the parties shall execute and deliver all such further documents and do such other things as the other party may reasonably request to give full effect to this Agreement.

8.4   Non-Merger - None of the provisions of this Agreement shall merge in the transfer of the Purchased Business or any other document delivered on the Closing Date and the provisions of this Agreement shall survive the Closing Date.

8.5   Binding - It is hereby declared and agreed that this Agreement shall enure to the benefit of and be binding upon the respective parties hereto and their respective heirs, representatives, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year above written.

SIGNED SEALED & WITNESSED	)
in the presence of:	)	MAVERICK MINERALS CORPORATION
	)	/s/ Robert Kinloch
	)	President - Robert Kinloch
	)	I have authority to bind the Corporation.
	)	UCO ENERGY CORPORATION,
A NEVADA CORPORATION
	)	By: /s/ Jack R. Urich, II
	)	President - Jack R. Urich, II
	)	I have authority to bind the Corporation.
	)	THE PARTIES LISTED IN SCHEDULE A
	)	BEING ALL OF THE VENDORS

Schedule A - Vendors
Schedule B - Maverick Share Structure

Schedule C - Management Agreement
Appendum - Intent of Parties in Entering into Agreement